Exhibit 99.1

FOR IMMEDIATE RELEASE:

At the Company
Donna Kush	Dave Pleiss
Director, Corporate Communications	Director, Investor Relations
(402) 827-8931	(402) 597-5658
dkush@ameritrade.com	dpleiss@ameritrade.com

AMERITRADE EXTENDS CREDIT AGREEMENT

Omaha, Neb., December 17, 2002 — Ameritrade Holding Corporation (Nasdaq: AMTD) has entered into an amended and restated revolving credit agreement. The agreement permits borrowings up to $50 million through December 15, 2003, bears interest initially at the lesser of (i) the prime rate or (ii) one month LIBOR plus 2.75 percent and is secured primarily by the stock of the Company’s subsidiaries. As of today, the interest rate would be 4.17 percent. The Company will pay a commitment fee of 0.375 percent of the unused borrowing capacity through the maturity date. Ameritrade has no outstanding indebtedness under the revolving credit agreement.

The previous revolving credit agreement permitted borrowings up to $20 million and bore interest equal to the greater of (i) the prime rate or (ii) 90-day LIBOR plus 2.5 percent, subject to a minimum rate of 5.0 percent. As of today, the interest rate would be 5.0 percent.

About Ameritrade Holding Corporation

Ameritrade Holding Corporation (www.amtd.com) has a 27-year brokerage history of providing a self-directed approach to investment services. The Company, through its Private Client and Institutional Client divisions, provides tiered levels of brokerage products and services tailored to meet the varying investing, trading and execution needs of individual investors, financial institutions and corporations.

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